This is an agreement in which we [redacted] Drilling) will receive a [redacted] promissary note on three leases known as the [redacted] lease, [redacted] and the [redacted] lease. We will have the right to [redacted] which will be [redacted] An additional lease will be for the [redacted] ease in which we will trade stock for and that amount will be determined at a later date.

leases

[redacted]	1000 acres	1 well but not in production
[redacted]	1360 acres	8 wells
[redacted]	76.46 acres	4 wells
[redacted]	300 acres	6 wells

Total acres 2736.46 acres

Purchacsee corestream Energy Inc.
[redacted]

No shop clause

[redacted] or any assignee has a 90 days to cure any difficiency

We [redacted] will provide any parcel maps, plat maps, record of leases with each county

The company will sign a mutual NDA within 15 days

[redacted] Drilling
[redacted]

Milton C Ault
Chairman clearlite holdings Inc.
Chairman & ceo
Corestream Energy Inc.

3/4/11